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                                   Exhibit 21

The Issuer has two wholly-owned subsidiaries, (i) ePost Innovations, Inc.
 ("ePost Canada") which was organized under the laws of British Columbia on March 27, 1997 and (ii) CyPostUSA, Inc., a Delaware corporation formed on September 5, 1997.